Exhibit 99.23
June 18, 2007
Irvine, California

Dear Shareholder,
Enclosed please find an invitation to the Extraordinary General Meeting (“EGM”) of ISOTIS SA which will be held on July 23, 2007, at the Hotel Alpha-Palmiers in Lausanne/Switzerland.
There is one single item on the agenda: vote on the motion to approve the squeeze-out merger discussed in more detail in this letter and in the invitation to the meeting. IsoTis, Inc., owner of more than 90% of the shares in ISOTIS SA, has resolved to vote in favor of the motion. This resolution is consistent with IsoTis, Inc.’s and ISOTIS SA’s communications and public disclosures since the start of the Exchange Offer on December 15, 2006. The meeting will be chaired by one member of the ISOTIS SA management, no Board members or other members of the management are expected at the meeting. The EGM will start at 9:00 am and is expected to end around 9:30 am.
The EGM is called with the sole purpose to pass a motion to merge ISOTIS SA with IsoTis International SA, which will lead to a squeeze-out merger as described in the Exchange Offer prospectuses and in the numerous communications by IsoTis since the launch of the Exchange Offer on December 15, 2006. The Exchange Offer was accepted by the great majority of the ISOTIS SA shareholders, and IsoTis, Inc., obtained more than 90% of the shares in ISOTIS SA. IsoTis, Inc., will cast its decisive vote in favor of the motion to effect the squeeze-out merger.
In consideration of the merger of ISOTIS SA into IsoTis International SA, a wholly-owned subsidiary of IsoTis, Inc., all of your ISOTIS SA shares will automatically be exchanged for shares of IsoTis, Inc., on the same conditions as shareholders received in the Exchange Offer, namely one share in IsoTis, Inc., for every 10 shares in ISOTIS SA.
It is also the intention of IsoTis, Inc., to simultaneously delist the ISOTIS SA shares (whereby ISOTIS SA, as of the squeeze-out merger, will cease to exist and its shares will cease to be publicly traded) from SWX Swiss Exchange, Euronext Amsterdam, and from the Toronto Stock Exchange. As a result of this final step in the Exchange Offer, the former shareholders of ISOTIS SA will have received shares in IsoTis, Inc., that are listed on the NASDAQ Global Market. We expect the squeeze-out merger to be approved on July 23, 2007 and we expect the new IsoTis, Inc., shares to be delivered to you on or around July 27, 2007.

Sincerely yours,

Pieter Wolters	James S. Trotman
President & Chief Executive Officer	Chairman of the Board of Directors
IsoTis, Inc., and ISOTIS SA	IsoTis, Inc., and ISOTIS SA
The business combination is made for the shares of ISOTIS SA, a Swiss company, that are listed on SWX Swiss Exchange, Euronext Amsterdam and the Toronto Stock Exchange. The business combination is subject to the disclosure requirements of Switzerland, which requirements are different from those of the United States. U.S. shareholders should be aware that, to the extent permissible, IsoTis, Inc. may purchase shares of ISOTIS SA otherwise than pursuant to the business combination, such as in open market or privately negotiated purchases.

INVITATION
of the Extraordinary General Meeting of the Shareholders
of ISOTIS SA
to be held on
Monday July 23, 2007 at 9.00 am
(doors opened at 8.45 am)
at the Hotel Alpha-Palmiers, Rue du Petit-Chêne 34
in Lausanne/Switzerland
and
NOTICE of INSPECTION RIGHTS
Sole Item on the Agenda
Merger of ISOTIS SA and IsoTis International SA
In order to create a consistent and efficient capital structure within IsoTis group while preserving for the minority shareholders of ISOTIS SA (“Shareholders”) an adequate participation in the whole of the IsoTis group, IsoTis International SA, Rue de Sébeillon 1-3, 1004 Lausanne, Switzerland, shall absorb ISOTIS SA by way of a merger. The minority Shareholders of ISOTIS SA shall receive a compensation of one (1) share in IsoTis, Inc., for every ten (10) shares in ISOTIS SA. The shares in IsoTis, Inc., Wilmington, County of New Castle, Delaware, USA, are listed on the NASDAQ Global Market. Fractional entitlements to shares in IsoTis, Inc., resulting from the exchange ratio will not be delivered but compensated by IsoTis, Inc., in cash at CHF 1.5667 (respectively EUR 0.9849 and CAD 1.4266, as the case may be, if settled for Shareholders in Netherlands and Canada) per corresponding share in ISOTIS SA.
Proposal of the Board of Directors
The Board of Directors proposes to the shareholders meeting to approve the merger contract dated June 12, 2007, between ISOTIS SA (transferring entity) and IsoTis International SA (receiving entity) and IsoTis, Inc.
IsoTis, Inc., holding more than 90% of the shares in ISOTIS SA has resolved to vote in favour of this proposal.
Merger Documents and Notification of the Right to Inspect
The merger contract, the joint merger report, the joint verification report and the annual financial statements of the years 2004, 2005 and 2006 of ISOTIS SA as well as the opening balance sheet of IsoTis International SA are available for inspection by the Shareholders from June 15, 2007 in the offices of the Company as well as of IsoTis International SA, Rue de Sébeillon 1, in Lausanne/Switzerland. A copy of these documents will be sent to each Shareholder who requests it by so indicating on the answer form.
Admission cards
This notice of the Extraordinary General Meeting and of the Right to Inspect and the accompanying answer form will be sent to Shareholders who were recorded in the share register on June 15, 2007. This notice will also be sent without answer form to unregistered North American or Dutch Shareholders through their broker, financial intermediary or bank (see “Procedure for North American and Dutch Shareholders” below).
Shareholders recorded in the share register after June 15, 2007, and on or before July 18, 2007, (inclusive) will receive this notice of the Extraordinary General Meeting and of the Right to Inspect and the accompanying answer form as soon as they are recorded in the share register. The share register will be closed and no transfer of shares recorded from July 15, 2007, until July 23, 2007 (inclusive). The shares transferred during this period will have no voting rights. Shareholders who have not received this notice of the Extraordinary General Meeting and of the Right to Inspect and the answer form should immediately contact their broker, financial intermediary or bank if they wish to be recorded in the share register.
The answer form is required to be completed by any Shareholder who wishes to receive an admission card to attend the Extraordinary General Meeting, or to give a proxy. Shareholders are asked to return the answer form as soon as possible, but no later than July 19, 2007 (receipt by ISOTIS SA).
Representation/Proxy
A Shareholder who cannot personally attend the Extraordinary General Meeting can be represented by indicating in the answer form that he or she wishes to be represented at the meeting by:
•	a member of the Company’s corporate bodies. The answer form is sufficient for the purpose of issuing proxy (the admission card does not have to be requested);
•	the Independent proxy holder, Mr. Olivier Righetti, attorney-at-law, rue de Bourg 8, P.O. Box 7248, 1002 Lausanne. The answer form is sufficient for the purpose of issuing proxy (the admission card does not have to be requested);
•	another Shareholder or a third party. Complete the proxy on the admission card and give it to your authorised representative.
If appointed by a Shareholder, the Corporate proxy will vote such Shareholder’s shares in favour of the proposals put forward by the Board of Directors. If a Shareholder appoints the Independent proxy, the proxy will vote such Shareholder’s shares in favour of the proposals put forward by the Board of Directors, unless the Shareholder provides the proxy with written voting instructions. Portfolio representatives, as defined by Article

689d of the Swiss Code of Obligations, are requested to notify the Company no later than July 23, 2007, at 8.45 am, at the reception desk for the Extraordinary General Meeting, of the number of shares they represent.
Procedure for North American and Dutch Shareholders
Only Shareholders who are recorded in the share register may attend and/or vote at the Extraordinary General Meeting. The Company has established a procedure by which Shareholders located in North America or The Netherlands who have not registered their shares yet may vote at the Extraordinary General Meeting.
If you hold your shares of ISOTIS SA through a broker, a financial intermediary or a bank and have not registered them, you must follow these procedures if you wish to vote at the Extraordinary General Meeting: the broker, financial intermediary or bank through which you hold your shares must provide to ISOTIS SA, no later than July 19, 2007 (receipt by ISOTIS SA):
•	your name, address and the number of your shares, and
•	a confirmation that they will not permit the transfer of ownership of such shares until after the conclusion of the Extraordinary General Meeting.
Subject to ISOTIS SA being provided with the above information as to the identity of the Shareholder and the confirmation that no transfer of such shares will be made, the identified Shareholders will be entitled to either attend the Extraordinary General Meeting or appoint as proxy the Corporate proxy, the Independent proxy, another Shareholder or a third party.
All communications to ISOTIS SA with respect to the above-mentioned procedures shall be made to investor.relations@isotis.com.
Information
Please address all correspondence relating to the Extraordinary General Meeting of the Shareholders to SAG SIS Aktienregister AG, Baslerstrasse 100, CH-4600 Olten, attention Mr. Christian Menzi, Fax +41 (62) 205 39 71.
Lausanne, June 18, 2007
ISOTIS SA
On behalf of the Board of Directors:
James S. Trotman, Chairman
Aart Brouwer, Vice Chairman

Voting Instructions for Unregistered North American Shareholders
INSTRUCTION IN RESPECT OF THE
EXTRAORDINARY GENERAL MEETING OF ISOTIS S.A.
TO BE HELD ON THURSDAY 23 July 2007, 9:00 A.M.
AT HOTEL ALPHA PALMIERS, LAUSANNE, SWITZERLAND (THE “MEETING”)
IMPORTANT INFORMATION
•	This form is to be used by any financial intermediary (the “Intermediary”) located in North America who has clients that hold shares of ISOTIS S.A. through such financial intermediary (the “Unregistered Shareholder”).
•	In order to permit Unregistered Shareholders to attend, speak or vote, in person or by proxy, at the Meeting, the Intermediary must complete, sign and provide this form to ISOTIS S.A. by July 19, 2007.
Identity of Intermediary and Unregistered Shareholder
This Instruction Form is completed by the following Intermediary:

(Name of Intermediary)	(Phone Number)

(Address)	(Fax Number)

in respect of shares held by the following Unregistered Shareholder:

(Name of Client)	(Number of ISOTIS S.A. Shares Held)

(Address)	(Account Number)

Method of Participation at the Meeting
The Unregistered Shareholder wishes to participate in the Meeting as follows (please select one):
☐ The Unregistered Shareholder will attend the Meeting. Please forward an admission card.
or
The Unregistered Shareholder will not attend the Meeting and wishes to grant a proxy with right of substitution to:
☐ ISOTIS S.A. / corporate proxy (or his nominee);
☐ the independent proxy (Mr. Olivier Righetti, attorney-at-law, in Lausanne, Switzerland); or
☐ the following shareholder / third party

(Name)	(Address)

If the corporate proxy is appointed, such proxy will vote the shares of ISOTIS S.A. held by the Unregistered Shareholder in favour of all proposals put forward by the Board of Directors.
If the Independent Proxy or another shareholder or a third party proxy is appointed, such proxy will vote the shares of ISOTIS S.A. held by the Unregistered Shareholder in favour of all proposals put forward by the Board of Directors unless the Unregistered Shareholder provides written voting instructions.
Instructions for Independent Proxy — Complete only if the Independent Proxy is Appointed
The Unregistered Shareholder instructs the Independent Proxy to vote the shares of ISOTIS S.A. held by the Unregistered Shareholder as follows (if this section is not completed, the Independent Proxy will vote such shares in favour of all proposals put forward by the Board of Directors):
•	Approval of the merger contract dated June 12, 2007, between ISOTIS SA (transferring entity) and IsoTis International SA (receiving entity) and IsoTis, Inc. ☐ Yes ☐ Absention ☐ No
Authorization by Unregistered Shareholder / No Share Transfers / Changes in Instructions
The Intermediary confirms to ISOTIS S.A. the following:
•	it has placed a “stop trade” or similar notation against the abovementioned shares of ISOTIS S.A. held by the Unregistered Shareholder with the Intermediary and will not permit the trading of such shares until after the conclusion of the Meeting on July 23, 2007 (the “Share Transfer Restriction”);

•	it has received appropriate instructions from the Unregistered Shareholder on the completion of this Instruction Form and a confirmation that the Share Transfer Restriction is acceptable to the Unregistered Shareholder; and

•	any change in the instructions set out herein may only be made in writing by the Intermediary.
Authorization
Dated: _______________, 2007

(Name of Intermediary)	(Phone)

(Signature of Authorized Officer)	(Fax)

(Name of Officer)	(Email Address)

(Title)